CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated May 28, 2014 on the financial statements and financial highlights of the Matisse Discounted Closed-End Fund Strategy Fund, a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 29, 2014